Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
National Research Corporation:
We consent to the incorporation by reference in the registration statements (File Nos. 333-52135, 333-52143, 333-120530, 333-137763, 333-137769, and 333-120529) on Forms S-8 and Form S-3 of National Research Corporation of our report dated March 31, 2009, with respect to the consolidated balance sheets of National Research Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of National Research Corporation.
/s/ KPMG LLP
Lincoln, Nebraska
March 31, 2009